[Form of Stock-Based]	Exhibit 10-58

FIRSTENERGY CORP.
2015 Incentive Compensation Plan
2016-2018 Performance-Adjusted Restricted Stock Unit Award Agreement

THIS PERFORMANCE-ADJUSTED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), effective as of _________, 2016 (the “Grant Date”), is entered into by and between FirstEnergy Corp., an Ohio corporation, and its successors (the “Company”), and «NAME» (the “Grantee”).
1. Definitions. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the FirstEnergy Corp. 2015 Incentive Compensation Plan, as amended from time to time (the “Plan”). For purposes of this Agreement, the following terms shall be defined as follows:

“Retirement” shall mean, the Grantee’s Separation from Service (except due to death) on or after attaining age fifty-five (55) and after providing at least ten (10) years of service to the Company or any Subsidiary or affiliate and any predecessor thereof.

“Separation from Service” shall mean, with respect to the Grantee, the “separation from service” within the meaning of Code Section 409A, of the Grantee with the Company and any Subsidiaries, for any reason, including without limitation, quit, discharge, leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which the Grantee’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than twenty percent (20%) of its prior level. For this purpose, whether a “Separation from Service” has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the Grantee after a certain date or that the level of bona fide services the Grantee will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Grantee has been providing services for less than 36 months).

2. Grant of Restricted Stock Units. As of the Grant Date, the Company grants to the Grantee, [NUMBER] (the “Target Number”) Restricted Stock Units (the “Restricted Stock Units” or “RSUs”), which will vest and become payable in accordance with the terms and conditions of this Agreement. The Target Number shall be adjusted with respect to Dividend Equivalents as provided in Section 8 below. Each RSU that becomes vested and payable hereunder represents the right of the Grantee to receive one share of FirstEnergy Corp. common stock, $0.10 par value per share (each, a “Share”), subject to the terms and conditions of this Agreement. The RSUs are granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on the Grantee’s own behalf and on behalf of any heirs, successors and assigns.

3. Restrictions on RSUs. Except as otherwise provided herein, the Grantee cannot sell, transfer, assign, hypothecate or otherwise dispose of the RSUs or pledge any RSU as collateral for a loan, other than by will or by the laws of descent and distribution. In no event may any RSU or this Award be transferred for value. In addition, the RSUs, and any payments made with respect to the RSUs, will be subject to such other restrictions as the Compensation Committee deems necessary or appropriate, including, without limitation, the Company’s Executive Compensation Recoupment Policy, as may be amended from time to time, to the extent applicable.

4.	Vesting and Settlement of RSUs.

(a)
Vesting. Except as otherwise provided in Sections 6 and 7 below, if and to the extent the performance goals set forth on Exhibit A attached to this Agreement (the “Performance Goals”) are achieved during the performance period set forth on Exhibit A (the “Performance Period”), the RSUs will vest on March 1, 2019 (the “Vesting Date”), as long as the Grantee remains continuously employed by the Company or a Subsidiary until such Vesting Date. The number of RSUs that shall vest will range from 0% to 200% of the Target Number, as determined by the extent to which the Performance Goals are achieved. The Grantee will have no rights to the Shares underlying the RSUs until the RSUs have vested (each RSU that vests pursuant to this Section 4 or Sections 6 and 7 below, a “Vested RSU”). Prior to settlement, each RSU (whether or not a Vested RSU) represents an unfunded and unsecured obligation of the Company.

(b)
Settlement. Except as otherwise provided in Sections 6, 7 and 11 below, the Company shall settle each Vested RSU by delivering one Share per Vested RSU to the Grantee as soon as administratively practicable (and no later than 60 days) after the RSU’s Vesting Date. Notwithstanding the foregoing or any provision in Sections 6 or 7 to the contrary, if the Grantee elects to defer the settlement of the RSUs pursuant to the Company’s Executive Deferred Compensation Plan (or any other non-qualified deferred compensation plan providing for the ability to defer settlement of the RSUs), then the time, form and medium of payment with respect to any deferred RSUs shall be made pursuant to the terms and conditions of the Executive Deferred Compensation Plan (or similar non-qualified deferred compensation plan). Fractional RSUs, if any, will be settled in cash.

5. Forfeiture. Except as otherwise provided in Sections 6 and 7, the Grantee will forfeit his or her interest in the RSUs to the extent the Performance Goals are not achieved during the Performance Period or if the Grantee terminates his or her employment with the Company or any of its Subsidiaries prior to the Vesting Date.

6. Certain Events. Notwithstanding any provision in this Agreement to the contrary and in each case subject to Section 6(g) below,

(a)
Death. If, at least one month after the Grant date but prior to the Vesting Date, the Grantee dies, a prorated number of RSUs shall become Vested RSUs. For purposes of this Section 6(a), the number of RSUs that shall become Vested RSUs due to the Grantee’s death shall be equal to (i) the Target Number of RSUs multiplied by (ii) a fraction, where the numerator is the number of full calendar months the Grantee remained employed after the Grant Date and the denominator is 36. The Company shall settle any RSUs that become Vested RSUs under this Section 6(a) by delivering to the Grantee’s beneficiary one Share for each Vested RSU as soon as administratively practicable after the date of the Grantee’s death, but in any event, by March 15th of the year following the year in which the Grantee’s death occurred.

(b)
Disability. If, at least one month after the Grant Date but prior to the Vesting Date, the Grantee’s employment is terminated due to the Grantee’s Disability, a Prorated Number of RSUs shall become Vested RSUs (as determined in Section 6(f) below). The Company shall settle any RSUs that become Vested RSUs under this Section 6(b) by delivering to the Grantee one Share for each Vested RSU as soon as administratively practicable after the last day of the Performance Period, but in any event, by March 15th of the year following the year in which the Performance Period ends.

(c)
Termination without Cause. If, at least one month after the Grant Date but prior to the Vesting Date, the Grantee’s employment is terminated by the Company or a Subsidiary without Cause, then a Prorated Number of RSUs shall become Vested RSUs (as determined in Section 6(f) below). The Company shall settle any RSUs that become Vested RSUs under this Section 6(c) by delivering to the Grantee one Share for each Vested RSU as soon as administratively practicable after the last day of the Performance Period, but in any event, by March 15th of the year following the year in which the Performance Period ends.

(d)
Retirement. If, at least one month after the Grant Date but prior to the Vesting Date, the Grantee’s employment is terminated due to the Grantee’s Retirement, a Prorated Number of RSUs shall become Vested RSUs (as determined in Section 6(f) below). The Company shall settle any RSUs that become Vested RSUs under this Section 6(d) by delivering to the Grantee one Share for each Vested RSU as soon as administratively practicable after the last day of the Performance Period, but in any event, by March 15th of the year following the year in which the Performance Period ends.

(e)
Change in Position. If, at least one month after the Grant Date but prior to the Vesting Date, the Grantee is transferred to a position with the Company or a Subsidiary that is not an executive position, a Prorated Number of RSUs shall become Vested RSUs (as determined in Section 6(f) below). The Company shall settle any RSUs that become Vested RSUs under this Section 6(e) by delivering to the Grantee one Share for each Vested RSU as soon as administratively practicable after the last day of the Performance Period, but in any event, by March 15th of the year following the year in which the Performance Period ends.

(f)
Prorated Vesting. If a Prorated Number of RSUs are to become Vested RSUs pursuant to Sections 6(b), (c), (d) or (e) above, then the number of shares that become Vested Shares (the “Prorated Number”) shall be determined as follows:

The Prorated Number = X multiplied by (Y/Z), where

X = the number of RSUs that would have become Vested RSUs based on actual performance against the Performance Goals if the Grantee had remained employed (and in an executive position) until the Vesting Date;

Y = the number of full calendar months the Grantee remained employed (and in an executive position) after the Grant Date; and

Z = 36.

(g)
Release Requirement. Notwithstanding any provision herein to the contrary, except as otherwise determined by the Company, in order for the Grantee to receive Shares pursuant to the settlement of Vested RSUs under Sections 6(a), (b), (c), (d) or (e) above, the Grantee (or the administrator of his or her estate) must execute and deliver to the Company a general release and waiver of claims against the Company, its Subsidiaries and their directors, officers, employees, shareholders and other affiliates in a form that is satisfactory to the Company (the “Release”). The Release must become effective and irrevocable under applicable law no later than 60 days following the date of the Grantee’s death, termination of employment or transfer of position, as applicable.

7.    Change in Control. If a Change in Control (as defined in the Plan) occurs, the RSUs shall generally become subject to the terms and conditions of Article 16 of the Plan; provided that if this Agreement is not replaced with a Replacement Award (as defined in the Plan), then the Target Number of the RSUs shall become Vested RSUs as of the date of the Change in Control and shall be settled no later than 60 days after the Change in Control in the manner set forth in Article 16 of the Plan.
8.     Dividend Equivalents. Until the date on which the RSUs are settled for Shares (or cash in the case of RSUs deferred under the Company’s Executive Deferred Compensation Plan), and pursuant to the terms and conditions of this Agreement, the Grantee will be credited on the books and records of the Company with an amount per each RSU equal to the amount per share of any cash dividends declared by the Board of Directors of the Company with a record date on or after the Grant Date on the outstanding common stock of the Company (each, a “Dividend Equivalent”). Such Dividend Equivalents will be credited in the form of an additional number of RSUs and the Target Number of RSUs shall be adjusted by each additional RSU credited to the Grantee pursuant to the Dividend Equivalents. The additional number of RSUs will be equal to the aggregate amount of Dividend Equivalents credited under this Agreement on the respective dividend payment date divided by the average of the high and low prices per share of common stock on the respective dividend payment date. The RSUs attributable to the Dividend Equivalents will be either settled or forfeited, as appropriate, under the same terms and conditions that apply to the other RSUs under this Award Agreement, including the achievement of the Performance Goals. For the avoidance of doubt, if the Grantee defers settlement of any portion of the RSUs pursuant to the Executive Deferred Compensation Plan, then, during the deferral period, the Grantee’s stock account under the Executive Deferred Compensation Plan shall continue to be credited with Dividend Equivalents pursuant to this Section 8 until such deferred RSUs are settled for Shares or cash, as applicable, under the terms of the Executive Deferred Compensation Plan.
9. Continuous Employment. So long as the Grantee continues to be an employee of the Company or any of its Subsidiaries, he or she shall not be considered to have experienced a termination of employment because of: (i) any temporary leave of absence approved in writing by the Company or such Subsidiary; or (ii) any change of duties or position (including transfer from one Subsidiary to another); provided, however, that, in the case of any change of duties or position that results in the Grantee no longer being an executive of the Company or a Subsidiary, the terms of Section 6(e) shall apply.
10. Delivery of Stock. Upon settlement of any RSUs under this Agreement, the Company will deliver to the Grantee (or his or her estate) the Shares to which the Grantee is entitled free and clear of any restrictions (except any restrictions under applicable securities laws or otherwise imposed under the Plan or Section 3 hereof).
11.     Withholding. Upon settlement of the RSUs, the Company shall withhold a number of Shares (or amount of cash, if applicable) in an amount sufficient to satisfy all federal, state, and local taxes required by law to be withheld in connection with the delivery of settlement of RSUs under this Agreement, but in no event shall such amount exceed the minimum statutory withholding requirements.
12.     No Shareholder Rights. The Grantee shall have no shareholder rights (or rights as a beneficial owner), including no voting rights, with respect to any RSU or the Share underlying the RSU unless and until the Grantee receives the Share upon settlement of the RSU.
13. Recoupment. If the Grantee is or has been deemed to be, or becomes, an “insider” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Agreement will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and subject to the Company’s Executive Compensation Recoupment Policy, as amended from time to time, or any other Company policy adopted pursuant to such law, rules, or regulations and this Agreement may be amended to further such purpose without the consent of the Grantee.
14.Termination of Agreement. This Agreement will terminate on the earliest of: (i) the date of the Grantee’s termination of employment with the Company, except if such termination of employment is due to death, Disability, Retirement, or a termination by the Company without Cause, (ii) the date the RSUs are settled pursuant to the terms of this Agreement, or (iii) if no RSUs have become Vested RSUs as of the Vesting Date, the Vesting Date. Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes shall survive the termination of this Agreement.
15. Miscellaneous Provisions.
(a) Adjustments. In the event of a corporate event described in Section 4.5 of the Plan, this Award and the RSUs granted hereunder shall be adjusted as set forth in Section 4.5 of the Plan.

(b) Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives.
(c) Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach. To the extent a conflict exists between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern, except with respect to the Committee’s authority to adjust downward the number of RSUs that vest under this Agreement, as provided under Section 15(h) below.
(d) Notice. Any notice relating to this grant must be in writing, which may include an electronic writing.
(e) No Employment Right Created. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company or any of its Subsidiaries, or to be employed or serve in any particular position therewith, or affect any right which the Company or any of its Subsidiaries may have to terminate the Grantee’s employment or service with or without cause.
(f) Severability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.
(g) Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.
(h) Amendment. The terms and conditions of this Agreement may be modified by the Compensation Committee:

(i)	in any case permitted by the terms of the Plan or this Agreement;

(ii)	except with respect to an adjustment made pursuant to the last paragraph of this Section 15(h), with the written consent of the Grantee; or

(iii)
without the consent of the Grantee if the amendment is either not materially adverse to the interests of the Grantee or is necessary or appropriate in the view of the Compensation Committee to conform with, or to take into account, applicable law, including either exemption from or compliance with any applicable tax law.

Notwithstanding any provision in this Agreement or the Plan to the contrary, the Compensation Committee shall retain the discretion to adjust the number of RSUs that vest under this Agreement downward (but not upward) without the Grantee’s consent, notwithstanding the Company’s actual performance against the Performance Goals, either on a formula or discretionary basis or a combination of the two, as the Compensation Committee determines in its sole discretion.

(i) Plan Administration. The Plan is administered by the Compensation Committee, which has full and exclusive discretionary power to interpret, implement, construe and adopt rules, forms and guidelines for administering the Plan and this Agreement. All actions, interpretations and determinations made by the Compensation Committee, the Board of Directors, or any of their delegates as to the provisions of this Agreement and the Plan shall be final, conclusive, and binding on all persons and the Grantee agrees to be bound by such actions, interpretations and determinations.
(j) Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to its principles of conflict of laws. By accepting this Award, the Grantee agrees to the exclusive jurisdiction and venue of the courts of the United States District Court for the Northern District of Ohio or the Summit County (Ohio) Court of Common Pleas to adjudicate any and all claims brought with respect to this Agreement.
(k) Internal Revenue Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, the Award of RSUs granted hereunder is intended to meet any applicable requirements for compliance under, or exemption from, Code Section 409A and this Agreement shall be construed and administered accordingly. However, notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties as to the tax effects of payments made to the Grantee (or any of the Grantee’s beneficiaries) pursuant to this Agreement, and any and all tax consequences incident to such shall solely be the responsibility of the Grantee or any beneficiary.
(l) Data Privacy. In order to implement, administer and manage the Grantee’s participation in the Plan, the Company and its affiliates may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any affiliate, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, the “Personal Data”).
The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s Personal Data as described above, as applicable, to the Company and its affiliates for the sole purpose of administering the Plan. The Grantee understands that Personal Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States or the Grantee’s state of residence. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Executive Compensation group of Human Resources. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares received upon vesting of the RSUs. The Grantee understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan and to comply with SEC and/or NYSE reporting obligations, any other applicable law or regulation and any applicable document retention policies of the Company. The Grantee understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing the Executive Compensation group of Human Resources. The Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan or to realize benefits from the RSUs. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact the Executive Compensation group of Human Resources.
(m) Signatures and Electronic Delivery. This Agreement may be executed electronically and in counterparts, each of which shall be deemed to be an original, and when taken together shall constitute one binding agreement. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
[SIGNATURE ON FOLLOWING PAGE]

The Grantee acknowledges receipt of this Performance-Adjusted Restricted Stock Unit Award Agreement and accepts and agrees with the terms and conditions stated above.

(Signature of the Grantee)
(Date)

EXHIBIT A
Performance Goals

Performance Period
The Performance Period for this Agreement is January 1, 2016 through December 31, 2018.

Performance Goals
The annual Performance Goals for the Performance Period will be based on three key performance indicators: Capital Effectiveness Index, Funds from Operations to Adjusted Debt Index and Safety.